Exhibit 10.1

ASSIGNMENT AGREEMENT & GENERAL RELEASE

This ASSIGNMENT AGREEMENT (the “Agreement”), is effective as of this May 10, 2010 (the “Effective Date”) between Marino Specogna (the “Assignor”) and Rostock Ventures Corp. (the “Assignee”).

In consideration of the mutual agreements contained herein, and for good and valuable consideration in the form of $3,000, receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.

Assignment. Assignor hereby irrevocably assigns his rights, title and interest to those certain mining claims attached hereto as Exhibit A (the “Assigned Rights”), and the Assignee hereby accepts such assignment. Upon the execution and delivery of this Agreement by the Assignor, the Assignee shall, as of the date hereof, acquire the Assigned Rights and succeed to the rights, title and interest of Assignor thereunder.

2.

Governing Law. Except to the extent preempted by federal law, this Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.

3.

Successors. This Agreement shall be binding upon Assignor’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees and assigns.

4.

General Release.  Assignor does hereby absolutely discharge and release Assignee and its current and former employees, members, partners, stockholders, directors, officers, parents, subsidiaries, predecessors, affiliates, successors, assigns, agents and attorneys (collectively, the “Releasee”) from all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands whatsoever, in law, admiralty, or equity, which against the Releasee that the Assignor and its current and former employees, members, partners, stockholders, directors, officers, parents, subsidiaries, predecessors, affiliates, successors, assigns, agents and attorneys ever had, now has, or hereafter can, shall or may have for, upon, or by reason of any matter, cause or thing whatsoever from the beginning of the world to the day of the date of this Agreement, including without limitation all claims arising out of or relating to the Assigned Rights to Assignee hereunder.

5.

Counterparts. This Agreement may be signed in counterpart, each of may be an original or facsimile copy, and both with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the Assignor and Assignee have executed this Assignment Agreement.

Assignor: Marino Specogna

/s/ Marino Specogna

By:

Assignee: Rostock Ventures Corp.

/s/ Luis Carrillo

By: Luis Carrillo

EXHIBIT A

MINERAL OCCURRENCE DATABASE

OCCURENCE NUMBER:	E04-006
OCCURENCE NAME:	Centre Rawdon Au District
COMMODITIES:	Au
MINERALS:	native gold, pyrite
STATUS:	Past Producer
COUNTY:	Hants

CLAIM INFORMATION
(Coordinates in UTM NAD83)

Claim Map	Tract	Claim	Easting	Northing	Zone
11E/04B	44	F	433635	4988601	20
11E/04B	44	P	433738	4989188	20
11E/04B	53	B	433863	4989497	20
11E/04B	53	C	433640	4989571	20

HOST ROCK INFORMATION

Stratigraphic Unit	**Age**	**Host Rock(s)**
Halifax Formation	Cambro-Ordovician	metasiltstone
Halifax Formation	Cambro-Ordovician	Slate
Meguma Group	Cambro-Ordovician	Metasediment
Meguma Group	Cambro-Ordovician	metasiltstone
Meguma Group	Cambro-Ordovician	Slate

LOCATION DIRECTIONS

MINERAL OCCURRENCE DATABASE

The Centre Rawdon Au District, or Central Rawdon District as it is sometimes known, is found in the village of Centre Rawdon, Hants County, in the westen end of the Rawdon Hills. Centre Rawdon is easily reached from several directions by paved roads. From Exit 5 on Highway 101 south of Windsor, drive east on Highway #14 for about 26 km to the main intersection in Centre Rawdon. From this intersection a highway leads south to South Rawdon.

Centre Rawdon is also easily accessed by following the South Rawdon Road north from where it leaves Highway #1 at Lakelands. Lakelands is a small community between Mount Uniacke and Windsor. From the east, one can reach Centre Rawdon by following Highway #14 from where it intersects Highway #102 at Elmsdale. Locally, that portion of Highway #14 is known as the Nine Mile River Road.

Gold mining at Centre Rawdon took place at 2 main sites. The first site is to the south of the main Centre Rawdon intersection and was known as the Northup Mine. At that site 2 fissure veins were mined, the Cope and West Leads. These workings (Location 1 in the Coordinates Table) may be reached by driving south from Highway #14 on the road to South Rawdon for 0.95 km to the intersection of the South Rawdon Road with a gravel road (1998) known as Old Trunk 14. Turn left on Old Trunk 14 and drive east up a hill for 0.48 km. At this point (Location 1), the Cope Lead of the Northup Mine passes under the road. Old Trunk 14 bisects the Northup Mine workings which are found on both sides of the road. If one were to continue along Old Trunk 14, it is a further 0.24 km to where it intersects Highway #14 at the east end of Centre Rawdon village.

A second area of workings was centered on another fissure vein found to the east of the Northup Mine, on the east side of Highway #14. This vein was usually referred to as the East Vein but was sometimes known as the Church Vein. These workings are of the same period of mining as the Northup Mine. The East Vein workings are found in the wooded area adjacent to a field behind the house of Mr. Sydney McInnis (1997). Mr McInnis's house is found on the east side of Highway #14 about 0.65 km east from the intersection with the South Rawdon Road. The McInnis house is the first house east of the church. In fact, the origin for the name Church Vein is due to it's being located in the woods behind this church. The workings are easily located by walking northeast from Mr. McInnis' house across his field to the point where the forested edge swings from a northeast to a southwest direction. From that point walk along a woods road leading north through the woods. Within short order (<50 m) you will encounter pits, trenches and other evidence of past mining activity. The first obvious shaft (now garbage filled), is given as Location 2 in the Coordinates Table. Further to the north for more than 110 m and along a trend of 335°Az, more shafts, trenches and foundations will be encountered. In addition, shafts are found south along this trend from Location 1, along the east edge of Mr. McInnis's field but in the recent past these were filled in by home owners who have built in that area.

There is a 300 m long adit leading from Landerkin Brook to intersect one of the main shafts of the East Vein. This adit is best reached by proceeding back to the Highway #14/South Rawdon Road intersection. Turn north on the road leading from this intersection to Clarksville and drive for 500 m to a bend. Note a gap in the steel guard railing at approximately the mid-point of the bend. This gap allows access to a trail leading east from the road. Walk along this trail for approximately 90 m to where it ends at a small clearing and the remnants of a farmhouse and barn. Walk due south from the clearing for 40 m to Landerkin Brook. Continue upstream for 350 m and you will find the portal to the adit along the south bank of the brook. The portal is open but DO NOT ENTER as the adit is considered to be unsafe and has collapsed in at least one area. The location of the portal is given as Location 3 in the Coordinates Table. The portal entrance is obvious and is not to be confused with several slumped trenches located along the south bank of the brook downstream from the portal.

A fourth area of workings is a small open cut and trench given as Location 4 in the Coordinates Table. To reach this site, proceed to Landerkin Brook as indicated for locating the adit portal above. Walk upstream for 134 m to a point that is about 10 m downstream of a small, seasonal stream that enters the main stream from the south. Walk south from the brook on a bearing of 195°Az for 93 m and you will notice the large waste pile surrounding the open cut.

MINERAL OCCURRENCE DATABASE

MODE OF OCCURRENCE

fissure veins

Quartz Veins

veins

SURVEYS

Adit

Open Cut

Shafts

GEOLOGICAL DESCRIPTION

No Data

PREVIOUS WORK

The gold is found in fissure veins in the Halifax Formation slates on the south limb of the McKay Settlement anticline. The rocks are cut by numerous faults which follow the general trend of a major disturbance called the Major Lake Fault (Malcolm, 1929). The three main fissure veins called the Cope, East and West Leads strike roughly 340°Az and dip east at roughly 70°. The East Lode has been traced on surface for approximately 600 m and has been worked by eleven shafts, the deepest of which is 60 m. The mined material graded 1 oz 3 dwt 8 grs Au/ton (Ronnan, 1897). A tunnel was driven from the brook to drain the shaft. This tunnel reached the vein 292 m from the mouth on the 61 m level of the main shaft. A cross cut driven to the south exposed a 1.5 m band of quartz and slate well mineralized with pyrite (Assessment Report (03)). The vein strikes 340°Az and dips east from 50-70°. The veins are composed mostly of a collection of quartz stringers. The quartz has a brecciated appearance and contains considerable sulphide. A second vein called the Ridge Vein parallels the East Vein and is located 15 m west of it. It has been opened up over 210 m with the deepest shaft being 12 m deep. The West and Cope Leads are two distinct veins but they converge in the northern portion of the worked area. The veins diverge on the surface in the southern area but converge at depth so the structure formed is like the hull of a ship with the bow to the north. The veins do not join into one but are seperated by a layer of broken shate. The Cope Lead is found along the hangingwall of the fissure and the west lead along the footwall. The Cope Lead averages 1.2 m in width, strikes 340°Az and dips 77° east (Malcolm, 1929). The West Lode is found to the west of the Cope Lead and strikes 169°Az. The east side of the fissure moved north and downward at an angle of 48° (Malcolm, 1929). Five shafts were sunk on the Cope Lead, with the deepest reaching 123 m. The shafts are all connected by levels, and crosscuts connect the shafts to the West Vein, the Cope Vein was the most developed but the East Vein was reported to be richer (Assessment Report (02)). The ore occurs in fractured granular quartz and auriferous slate carrying 3-5% pyrite (Assessment Report (02)). Faribault noted that the pay chute of the Cope Lead are independent of the pay chutes of the West Lead. A large amount of soil overlying the veins was worked at a profit. Some mining problems developed due to the slates tendency to swell when exposed. The production from the area is 6,744 oz of gold from 5,335 tons crushed (Mines Report 1954).

SITE DESCRIPTION

No Data

COMMENTS

A very interesting gold district as the style of Au mineralization is atypical of Meguma Group hosted Au deposits. The entire Au production for the district is from northwest-trending quartz fissure veins. No veins of the interbedded variety are present.

BIBLIOGRAPHY

Brunton, S. 1927: Central Rawdon gold district; Nova Scotia Department of Mines, Annual Report for 1927, part 2, p. 403-409.

Gillispie-Wood, J. 1987: Gold in Nova Scotia, A bibliography of the geology and exploration and mining histories from 1832-1986; Nova Scotia Department of Mines and Energy, Report 87-2, p. 106-109.

Gilpin, E. 1898: Ores of Nova Scotia; Nova Scotia Department of Mines, Miscellaneous Publication, Nova Scotia Department of Natural Resources, Old Fiche 284.

Gilpin, E. 1901: Minerals of Nova Scotia; Nova Scotia Department of Mines, Miscellaneous Publication, p. 35, Nova Scotia Department of Natural Resources, Old Fiche 284.

Malcolm, W. 1976: The gold fields of Nova Scotia; Geological Survey of Canada, Memoir 385, p. 69-72 (originally published in 1929 as Memoir 156).

Mason, F. H. (date unknown): The gold bearing tailings of Nova Scotia; Canadian Mining Institute Transactions, v. 2, p. 244-250 (Nova Scotia Department of Natural Resources Miscellaneous Report M-091).

Nova Scotia Department of Natural Resources, Assessment Report 11E/04B 21-I-33 (00-04) (07-10) gold, Central Rawdon.

Ronnan, F. P. (date unknown): Nova Scotia concentrates and tailings; Industrial Advocate, October, v. 4, no. 12, p. 19-20 (Nova Scotia Department of Natural Resources Miscellaneous Report R-027).

Stevenson, I. M. : Shubenacadie and Kennetcook map areas, Colchester, Hants and Halifax Counties; Geological Survey of Canada, Memoir 302, p. 46-47.

POSSIBLE RESTRICTIONS

No Data

UPDATED

Field checked by G. A. O'Reilly, July 1997.

Updated by M. Feetham, March 1996; G. A. O'Reilly, June 1998.